UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 1, 2006
Date of Report
(Date of earliest event
reported)

Eden Bioscience Corporation

(Exact Name of Registrant as Specified in Charter)

Washington	0-31499	91-1649604

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11816 North Creek Parkway N., Bothell, WA		98011-8201

(Address of Principal Executive Offices)		(Zip Code)

(425) 806-7300

Registrant's telephone number, including area code:

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On December 1, 2006, Eden Bioscience Corporation (the “Company”) signed an asset purchase agreement to sell the Company’s harpin protein technology and substantially all of the assets related to its agricultural and horticultural markets to Plant Health Care, Inc. (“PHC”), a subsidiary of Plant Health Care, plc. The Company will retain the exclusive worldwide right to sell its harpin protein based plant health products in the home and garden market.

Under the terms of the asset purchase agreement, PHC will purchase substantially all of the Company’s assets and other rights relating to the creation of plant health technology incorporating harpin proteins and the manufacture of biopesticide, plant health and nutrient products utilizing harpin protein technology. The assets include the Company’s core harpin protein technology, including its license agreement with the Cornell Research Foundation, the Company’s manufacturing equipment and all of the Company’s inventory of products designated for the agricultural and horticultural markets. PHC will assume certain liabilities of the Company at closing, including all of the Company’s obligations under its office and manufacturing facility lease and under the Cornell license.

The Company will retain its cash, accounts receivable and assets relating to its home and garden business, consisting primarily of its inventory of harpin products designated for the home and garden market. Pursuant to a license and supply agreement to be entered into at closing, the Company will continue to have the exclusive right to sell harpin products in the home and garden market.

The purchase price for the assets is $2.5 million, $1.5 million of which is payable in cash at closing and $1.0 million of which will be in the form of a promissory note payable on December 29, 2007. The promissory note will have an interest rate of 5% per annum and will be secured by a first priority security interest in the equipment and certain intellectual property and other assets acquired by PHC in the transaction. PHC’s payment obligations under the note also will be guaranteed by Plant Health Care, plc. The purchase price may be subject to potential adjustment after closing based on the recorded value of the assets being sold. The closing of the proposed sale, which currently is expected to occur in February 2007, is subject to approval of the shareholders of the Company and other customary conditions of closing, including obtaining third party consents.

In reviewing for asset impairment in connection with the proposed sale transaction, the Company compared the carrying value of assets to be sold in the transaction to cash expected to be received from PHC and recorded liabilities to be assumed by PHC. Based on this preliminary review, it appears that the carrying value of the assets to be sold in the transaction would exceed the cash expected to be received from PHC and recorded liabilities to be assumed by PHC in the transaction by approximately $800,000. Accordingly, the Company currently expects that a charge for impairment to its inventory and/or equipment will be recorded in the fourth quarter of 2006. The estimate is preliminary in nature and subject to change as further analysis is conducted. The impairment charge will not result in future cash expenditures.

Concurrently with the execution of the asset purchase agreement, on December 1, 2006, the Company and PHC entered into an independent distributor agreement whereby PHC serves as the exclusive master distributor of the Company’s harpin protein based plant health products (the “Products”) for all channels of trade, other than the Home and Garden Market (defined below), in substantially all worldwide territories. Under the distributor agreement, PHC will purchase the Products from the Company at set prices determined based on the actual cost of the Products on the Company’s books as of September 30, 2006. PHC will distribute the Products in its own name in all jurisdictions (subject to identified exceptions) where regulatory approval for the Products has been given. PHC will determine the selling prices to and the terms of payment from its customers for all sales of the Products. The Company retains the right to sell the Products, for the purposes of the protection of plants and seeds and the promotion of overall plant health, (i) directly to the general public; (ii) to resellers or businesses that offer the Products to retailers or to the general public; or (iii) to businesses that incorporate the Products into existing or new products to be sold to the general public (the “Home and Garden Market”). The Company has agreed that sales of the Products in the Home and Garden Market will be limited to packaged Products that contain less than two ounces of harpin protein composition each. The distributor agreement will continue until the closing of the proposed asset sale or, if the asset sale is not consummated, until August 31, 2007. Either party may terminate the distributor agreement prior to the expiration of its term if the other party fails to cure a material breach of the distributor agreement within 60 days after receipt of notice of such breach.

As previously reported, the Company’s financial results in 2006 have not supported its ongoing business operations and, as a result, the Company’s management and board of directors have been reviewing strategic alternatives, including the sale of all or a portion of the Company’s business. The proposed sale of assets and the reduction in force (described in Item 2.05 below) are part of a strategic plan unanimously approved by the board of directors that is designed to significantly reduce the Company’s future operating losses and liabilities, generate cash for the Company’s continuing home and garden operations and preserve the potential future value of the Company’s remaining assets, primarily the Company’s net operating loss carryforwards. If the strategic restructuring is successfully completed, the Company plans to explore opportunities to realize potential value from its home and garden business and from the potential utilization of its net operating loss carryforwards.

Copies of the asset purchase agreement among the Company, PHC and Plant Healthcare plc and the Company’s press release dated December 4, 2006 are attached hereto as Exhibits 10.1 and 99.1, respectively, and are incorporated herein by reference. The foregoing description of the proposed sale of assets is qualified in its entirety by reference to the full text of Exhibit 10.1.

The Company will file a proxy statement and other documents regarding the proposed asset sale with the U.S. Securities and Exchange Commission (“SEC”). The definitive proxy statement will be sent to shareholders seeking their approval of the asset purchase agreement at a special meeting of shareholders. Shareholders are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information. A proxy statement will be available free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC when they become available by contacting the Company.

The Company, its board of directors, executive officers and employees may be deemed to participate in the solicitation of proxies of Company shareholders to approve the proposed asset sale. These individuals may have interests in the transaction, including interests resulting from their ownership of securities of the Company. Information concerning these individuals and their interests in the transaction and their participation in the solicitation will be contained in the proxy statement to be filed with the SEC in connection with the special meeting.

Section 2 — Financial Information

Item 2.05.	Costs Associated with Exit or Disposal Activities.

As part of the strategic plan described in Item 1.01 above, the Company’s board of directors, on December 1, 2006, approved a plan to substantially reduce the Company’s administrative, marketing, sales, manufacturing and development personnel by December 31, 2006. As of the date of this report, the Company had 19 full-time employees. The Company expects to have approximately 6 full-time employees after completion of the reduction in force. The work force reduction is expected to decrease salaries and related expenses by approximately $1.4 million on an annualized basis. Dr. Rhett Atkins, Chief Executive Officer and President of Eden Bioscience, will resign from those positions on December 15, 2006 as part of the reduction in force. See discussion under Item 5.02 below.

The Company currently estimates the cost of the work force reduction to be approximately $100,000, consisting of one-time employee termination benefits.

Item 2.06	Material Impairments.

See discussion under Item 1.01 of the preliminary estimated asset impairment in connection with the proposed sale of assets, which discussion is incorporated in this Item 2.06 by reference.

Section 5 — Corporate Governance and Management

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)    On December 1, 2006, the Company announced that Dr. Rhett Atkins, Chief Executive Officer and President of the Company, will resign from those positions effective as of December 15, 2006. Dr. Atkins will continue to serve as a director of the Company and will provide consulting services to the Company under the arrangement described in Item 5.02(e) below.

(c)    On December 1, 2006, the board of directors named Bradley S. Powell, the Vice President of Finance and the Chief Financial Officer of the Company, to serve as the President of the Company effective upon Dr. Atkins’ resignation on December 15, 2006.

Mr. Powell, age 46, has served as the Chief Financial Officer and the Vice President of Finance of the Company since July 1998 and has served as the Secretary of the Company since June 2000. Mr. Powell served as the Company’s interim President from November 2001 to June 2002. From March 1994 to July 1998, he was the Vice President and Corporate Controller of Omega Environmental, Inc., a provider of products and services to owners of underground storage tanks. In 1983, Mr. Powell joined KPMG Peat Marwick, an international public accounting firm, as a certified public accountant, and from 1990 to March 1994, was as a Senior Audit Manager. Mr. Powell received a B.S. degree in accounting from Central Washington University.

Mr. Powell is party to an employment agreement entered into with the Company in January 2002. Pursuant to this agreement, if Mr. Powell’s employment is terminated by the Company without cause, as defined in the agreement, he is entitled to receive severance payments equal to six months annual base salary. Mr. Powell’s employment agreement is included as Exhibit 10.10 to the Company’s Form 10-K for the year ended December 31, 2005.

Mr. Powell also is a party to a change of control agreement entered into with the Company in August 2000. The change of control agreement provides that, upon a change of control, the Company (or its successor) will continue to employ Mr. Powell, and he will remain in such employ, for a period of two years following the change of control. The change of control agreement provides that, during such two-year period, the position, authority, duties and responsibilities of Mr. Powell will be substantially the same as they were during the 90-day period prior to the change of control, and that Mr. Powell’s annual base salary will be at least equal to his annual base salary established by the Company’s board of directors prior to the change of control. If, during the two-year period following the change of control, the employment of Mr. Powell is terminated by the Company other than for cause, as defined in the change of control agreement, or by Mr. Powell for good reason, as defined in the change of control agreement, Mr. Powell would be entitled to receive (i) his annual base salary, and pro rata annual bonus, through the date of termination, and any deferred compensation; and (ii) a severance payment equal to twice the sum of his annual base salary and the average of his past three annual bonuses. In addition, Mr. Powell’s unvested options would accelerate and become fully vested and exercisable. If, during the two-year period following the change of control, Mr. Powell’s employment is terminated by the Company for cause or by Mr. Powell without good reason, Mr. Powell would receive only the amount of his annual base salary and other deferred compensation then due.

Mr. Powell’s change of control agreement is included as Exhibit 10.8 to the Company’s Form 10-K for the year ended December 31, 2005.

(e)    On December 6, 2006, the compensation committee of the Company’s board of directors approved entering into a consulting arrangement with Dr. Atkins, to be effective immediately following Dr. Atkins’ resignation as Chief Executive Officer and President of the Company on December 15, 2006. Under this verbal arrangement, Dr. Atkins will provide consulting services to the Company in connection with the proposed asset sale, work force reduction and other operational matters until the earlier of (i) the date of completion of the proposed asset sale or (ii) March 31, 2007. In consideration of his services, Dr. Atkins will receive compensation in the amount of $15,000 per month, plus reimbursement of reasonable travel and other expenses.

Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1
Asset Purchase Agreement by and among Plant Health Care, Inc., Plant Health Care plc and Eden Bioscience Corporation dated as of December 1, 2006, including the form of Secured Promissory Note from PHC (Exhibit A), the form of License and Supply Agreement between PHC and the Company (Exhibit B), the form of Guaranty between the Plant Health Care plc for the benefit of the Company (Exhibit C), and the form of Security Agreement and Patent and Trademark Security Agreement (Exhibit D)

99.1	Press release dated December 4, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eden Bioscience Corporation

Dated: December 7, 2006	By: s/Bradley S. Powell Name: Bradley S. Powell Title: Chief Financial Officer